Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 1, 2013 with respect to the combined consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Diamondback Energy, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
August 13, 2013